                                                                      EXHIBIT 21



                           SUBSIDIARIES OF REGISTRANT




The following are subsidiaries of the Registrant:


                                        State or Province
                                          of Incorporation
                                        ------------------
Arden-Mayfair, Inc.                          Delaware
Gelson's Markets                             California
AMG Holdings, Inc.
 (formerly Telautograph Corporation)         Virginia


Arden-Mayfair, Inc. is a wholly-owned subsidiary of the Registrant. Gelson's Markets and AMG Holdings, Inc. are wholly-owned subsidiaries of Arden-Mayfair, Inc. All of the subsidiaries listed above are included in the consolidated financial statements of the Registrant.



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